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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made this 15th day of September, 1999, by and among SYNTELLECT INC., a Delaware corporation ("Syntellect"), TELECORP SYSTEMS, INC., a Georgia corporation and a wholly owned subsidiary of Syntellect ("Telecorp"), SYNTELLECT EUROPE LTD., a corporation formed under the laws of the United Kingdom and a subsidiary of Syntellect ("Syntellect Europe"), and NOBLE SYSTEMS CORPORATION, a Georgia corporation ("Purchaser").

                                   BACKGROUND

         Sellers are the owners of, and desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain customer assets of Sellers, upon the terms and subject to the conditions set forth herein. Certain capitalized terms used in this Agreement shall have the meanings assigned to them in Article 9 hereof.

         IN CONSIDERATION OF the foregoing, the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

                                   ARTICLE 1
                      PURCHASE AND SALE OF PURCHASED ASSETS

    1.1 Purchase of the Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (which shall take place simultaneously with the execution and delivery of this Agreement), Sellers shall sell convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of the Purchased Assets, free and clear of any and all Liens.

    1.2 Purchase Price. The total Purchase Price for the Purchased Assets shall be equal to the sum of (a) the amount paid by Purchaser to Sellers pursuant to
Section 1.3(a), and (b) the amount paid by Purchaser to Sellers pursuant to
Section 1.3(b).

    1.3 Payment of the Purchase Price. Purchaser shall pay the Purchase Price to Sellers as follows:


        (a) On the Closing Date, Purchaser shall pay to Sellers, in immediately available funds, the sum of (A) $924,185.00, less (B) $250,813.00 (which amount represents the total of customer deposits and prepayments received by Sellers as of the Closing Date with respect to the Purchased Contracts as shown on Schedule 1.3) (the sum of (A) and (B) being referred to as the "Closing Portion of the Purchase Price"). In the event Purchaser determines that any customer deposits or prepayments were received by Sellers as of the Closing Date and are not listed on Schedule 1.3, Sellers shall promptly refund to the applicable customer the
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amount of such customer deposit or prepayment or shall pay such amount to
Purchaser for credit to the customer's account.

        (b) During the following time periods, Purchaser will pay to Sellers the positive difference, if any, between (i) the sum of (A) 50% of the total Maintenance and Support Revenues actually collected under the Purchased Contracts during the twenty-four month period following the Transition Date, (B) 40% of the total Sales Order Backlog Revenues actually collected under the Purchased Contracts during the twenty-four month period following the Closing Date, and (C) 20% of the total New Sales Revenues actually collected under the Purchased Contracts during the twenty-four month period following the Closing Date, less (ii) $924,185. Once amounts become due in accordance with the foregoing sentence, Purchaser will pay such amounts to Sellers on the last day of each calendar quarter.

    1.4 Closing. The Closing shall take place at the offices of Sutherland, Asbill & Brennan LLP, 999 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30309 on the Closing Date. Title to the Purchased Assets shall pass from Sellers to Purchaser upon the occurrence of the Closing, unless the parties shall otherwise have agreed in writing.


                                   ARTICLE 2
                            ASSUMPTION OF LIABILITIES

    2.1 Assumption of Assumed Liabilities. Purchaser agrees, effective on the Closing Date, to assume the Assumed Liabilities and thereafter to pay, perform and discharge such Assumed Liabilities in full, in accordance with their terms. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume or become liable for any Retained Liability.

    2.2 Assignment of Purchased Contracts.

     (a) Nothing contained in this Agreement shall be construed as an attempt to agree to assign any Purchased Contract which is non-assignable without the consent of any other party thereto, unless such consent shall have been given. Sellers and Purchaser acknowledge and agree that the assignment of certain of the Purchased Contracts will require the consent of the customer party thereto. With respect to such Purchased Contracts, each Seller shall use its commercially reasonable efforts to obtain such consents after the Closing and each Seller shall take all such commercially reasonable action as shall be necessary or proper (i) in order to enable Purchaser to realize the full value of every such Purchased Contract and to preserve for the benefit of Purchaser the rights and obligations of Sellers under such Purchased Contract, and (ii) to facilitate the collection of the monies due and payable, or to become due and payable, to Sellers pursuant to every such Purchased Contract, and Sellers shall remit such monies to Purchaser within five business days of collection. Purchaser, at its expense, shall perform all of Sellers' obligations due to be performed under any such non-assigned Purchased Contract to the extent (i) Purchaser can perform such obligations without violating the terms of such non-

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assigned Purchased Contract, and (ii) Purchaser is being provided the benefits of such non-assigned Purchased Contract.

     (b) If within 90 days after the Closing Date, Sellers are unable to obtain consents from customers party to Purchased Contracts whose total Maintenance and Support Revenues that would be due under such Purchased Contracts following the Closing exceed $198,859, Purchaser will be entitled to deduct from any amounts due to Sellers pursuant to Section 1.3(b) an amount equal to the product obtained by multiplying (i) the amount of the total Maintenance and Support Revenues that would have been due and owing pursuant to such Purchased Contracts for the balance of the term of each such Purchased Contract (excluding any renewal terms) but for which Sellers were unable to obtain consents to assignment, by (ii) 25%. Sellers shall have no liability to Purchaser under this
Section 2.2(b) in the event Sellers are unable to obtain consents from customers party to Purchased Contracts whose total Maintenance and Support Revenues that would be due under such Purchased Contracts following the Closing are less than or equal to $198,859.

     (c) If within 90 days after the Closing Date, Sellers are unable to obtain consents from customers party to Purchased Contracts whose total Sales Order Backlog Revenues that would be due under such Purchased Contracts following the Closing exceed $97,219, Purchaser will be entitled to deduct from any amounts due to Sellers pursuant to Section 1.3(b) an amount equal to the product obtained by multiplying (i) the amount of the total Sales Order Backlog Revenues that would have been due and owing pursuant to such Purchased Contracts for the balance of the term of each such Purchased Contract (excluding any renewal terms) but for which Sellers were unable to obtain consents to assignment, by
(ii) 20%. Sellers shall have no liability to Purchaser under this Section 2.2(c) in the event Sellers are unable to obtain consents from customers party to Purchased Contracts whose total Sales Order Backlog Revenues that would be due under such Purchased Contracts following the Closing are less than or equal to $97,219.


                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

Sellers, jointly and severally, hereby represent and warrant to Purchaser that:

     3.1 Organization and Standing. Syntellect is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business and to own, lease and operate its properties. Telecorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with the corporate power and authority to carry on its business and to own, lease and operate its properties. Syntellect Europe is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, with the corporate power and authority to carry on its business and to own, lease and operate its properties.

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     3.2 Authority and Binding Effect. Each Seller has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been duly approved by all necessary action of the board of directors of each Seller. This Agreement has been, and the Other Agreements will be, duly executed and delivered by properly authorized officers of each Seller and each constitutes, or when executed and delivered will constitute, the legal valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     3.3 Validity of Contemplated Transactions; Governmental Consents.

     (a) The execution, delivery and performance of this Agreement and the Other Agreements by each Seller and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) violate any provision of the charter or by-laws of any Seller, or any Law or Order relating to any Seller, or (ii) result in the creation or imposition of any Lien on the Purchased Assets.

     (b) No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement or any of the Other Agreements by each Seller or the consummation by each Seller of the transactions contemplated hereby and thereby.

     3.4 Title to Purchased Assets. Sellers have good, valid and marketable title to all of the Purchased Assets free and clear of any and all Liens.


     3.5 Compliance with Law. Each Seller is in compliance with all Material Laws, Licenses and Orders applicable to the Purchased Assets and no Seller has Knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order. No notice from any Governmental Authority with respect to any failure or alleged failure of the Purchased Assets to comply with any Material Law, License or Order has been received by either Seller, nor, to the Knowledge of either Seller is any such notice proposed or threatened.

     3.6 Litigation and Claims. There is no Litigation pending, or to the Knowledge of any Seller threatened, against any Seller (and no Seller has Knowledge of any basis for any such Litigation) which, if determined adversely to any Seller might individually or in the aggregate have a Material Adverse Effect upon the Purchased Assets or which might give rise to any Lien, claim, recourse or right of indemnification against the Purchased Assets, or the Purchaser as the successor to the Sellers under the Purchased Assets. There are no pending, or to the Knowledge of any Seller, threatened investigations or inquiries regarding the Purchased Assets by any Governmental Authority.

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     3.7 Purchased Contracts. Prior to the date hereof, Sellers have provided
Purchaser true and correct copies of all Purchased Contracts. Except as set forth in or contemplated by the Purchased Contracts, there are not and shall not be any Liabilities of Sellers (including, without limitation, any Liability arising from (a) any failure to comply with any Material Law or Order applicable to the Purchased Contracts, or (b) any representation, warranty or agreement made by any employee, agent or other representative of Sellers to any customer pursuant to a Purchased Contract as to the Year 2000 Compliance status or other features of any product or service provided to any customer pursuant to any Purchased Contract) which relate to the products and services provided by Sellers to any customer pursuant to the Purchased Contracts. Except as set forth on Schedule 3.7, no significant dispute or disagreement exists under any Purchased Contract. Except as set forth on Schedule PC, all Purchased Contracts are assignable to Purchaser as contemplated herein without any consent or notice to the other parties to such Purchased Contracts or any other Person. Neither Sellers nor, to the Knowledge of any Seller, any other party is in Default under any of the Purchased Contracts and there is no basis, to the Knowledge of any Seller, for any claim of Default under any such Purchased Contract. Each of the Purchased Contracts is in full force and effect and constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law). No Seller has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of any other Person in connection with Sellers' provision of goods or services to any customer pursuant to a Purchased Contract. The continuation, validity and effectiveness of each of the Purchased Contracts will not be affected in any way by the consummation of the transactions contemplated by this Agreement. Sellers have, and upon consummation of the transactions contemplated by this Agreement, Purchaser will have, all Computer Software necessary to fulfill Sellers' obligations under each of the Purchased Contracts and all documentation relating to all such Computer Software.

     3.8 Brokers and Finders. Except for T.V. Metz and Co., no finder or any agent, broker or other Person acting pursuant to authority of Sellers is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers that:

     4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia with the corporate power and authority to carry on its business and to own, lease and operate its properties.

     4.2 Authority and Binding Effect. Purchaser has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other

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Agreements and to consummate the transactions contemplated hereby and thereby.
The execution, delivery and performance of this Agreement and the Other Agreements have been duly approved by all necessary action of the board of directors of Purchaser. This Agreement has been, and the Other Agreements will be, duly executed and delivered by properly authorized officers of Purchaser and each constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     4.3 Validity of Contemplated Transactions, Restrictions.

         (a) The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) violate any provision of the Articles of Incorporation or By-laws of Purchaser, or any Law or any Order relating to Purchaser, or (ii) result in the creation or imposition of any Lien on Purchaser's assets.

         (b) No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement or any of the Other Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby.

     4.4 Brokers and Finders. No finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 5
                     COVENANTS AND ADDITIONAL AGREEMENTS OF
                              SELLERS AND PURCHASER

         5.1 Confidentiality. Each party hereto agrees that, for a period of five years from and after the date hereof, it will not, and will use reasonable efforts to ensure that its representatives and Affiliates will not, use in the conduct of its business (except as contemplated by this Agreement), or disclose to any other Person, any confidential or non-public information relating to the other party; provided, however, that the foregoing prohibitions shall not apply to (i) disclosures that are required by Law, by a Governmental Authority or pursuant to applicable stock exchange or automated quotation system rules or regulations; (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party; or (v) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the transactions contemplated by this Agreement. Notwithstanding the foregoing,

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the provisions of this Section shall not prohibit Purchaser from using or disclosing such confidential or non-public information that relates to the Purchased Assets after consummation of the transactions contemplated hereby at the Closing.

         5.2 Publicity. Neither Purchaser nor Sellers shall make any public disclosures about the existence or contents of this Agreement or the negotiations relating to the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of the transactions contemplated by this Agreement without prior notice to and approval of the other, except as may otherwise be required by Law or stock exchange or automated quotation system rules or regulations.

         5.3 Agreement Not to Solicit Customers. Each Seller acknowledges that the consideration to be paid to Sellers pursuant to this Agreement reflects the future value to Purchaser of the business relationships with customers party to the Purchased Contracts. Each Seller further acknowledges that customers party to the Purchased Contracts are located throughout the Territory and that the restrictions contained in this Section are necessary and reasonable to give Purchaser the full value of the Purchased Contracts which it is purchasing. Each Seller therefore covenants and agrees with Purchaser that, during the period commencing on the Closing Date and ending four years thereafter, no Seller nor any of its Affiliates will, directly or indirectly, on behalf of itself or any other Person, contact, divert, take away or solicit, for the purpose of providing Dialer-Based Products thereto in the Territory, any Person which was a customer receiving Dialer-Based Products from any Seller as of the Closing Date. Each Seller recognizes that the breach of any of its obligations under this Section may give rise to irreparable injury to Purchaser inadequately compensable in damages and that, accordingly, Purchaser may seek injunctive relief against the breach or threatened breach of this Section, in addition to any available remedies at law.

         5.4 Sellers' Obligations During the Transition Period. During the Transition Period, Sellers shall continue to provide all Maintenance and Support Services to be provided under the Purchased Contracts and shall be entitled to receive any Maintenance and Support Revenues due under the Purchased Contracts for Maintenance and Support Services provided during the Transition Period.

         5.5 Post-Closing Assistance. For a period of 45 days after the Closing Date, Sellers shall provide to Purchaser and its employees and agents reasonable access to Sellers' employees and agents who are familiar with Sellers' Dialer-Based products and the customers party to the Purchased Contracts (including, without limitation, project managers, application developers, installers and customer service personnel), for purposes of enabling Purchaser to adequately service and support such customers. Such access shall be provided during Sellers' normal business hours and without adversely affecting Sellers' operations. Each Seller acknowledges that the employees and agents of Purchaser who will be given access to Sellers' employees and agents for purposes of this
Section 5.5 will acquire information and knowledge that is valuable to the Purchaser in providing Dialer-Based Products to its customers. Accordingly, each Seller

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covenants and agrees that it shall not, during the period commencing on the
Closing Date and ending on the first anniversary of the Closing Date, directly or indirectly, solicit or recruit any employee or agent of Purchaser who has contact with any employee or agent of Sellers for purposes of this Section 5.5; provided, however, that general employment advertisements and recruiter calls not specifically targeted to Purchaser shall not be considered solicitation for employment so long as no follow-up is pursued when any Seller learns that any prospect is such an employee or agent of Purchaser. Purchaser covenants and agrees that it shall not, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, directly or indirectly, solicit or recruit any employee or agent of Sellers whose primary responsibilities are not related to Dialer-Based Products; provided, however, that general employment advertisements and recruiter calls not specifically targeted to any Seller shall not be considered solicitation for employment so long as no follow-up is pursued when Purchaser learns that any prospect is such an employee or agent of any Seller.

         5.6 Access; Dispute Resolution. Purchaser shall provide Sellers access to Purchaser's books and records, during Purchaser's normal business hours and upon reasonable notice to Purchaser, for purposes of Sellers verifying the amounts due to Sellers pursuant to Section 1.3 and the amounts owed to Purchaser pursuant to Section 2.2. If Sellers disagree with any amount paid to Sellers pursuant to Section 1.3, or any amount Purchaser claims is owed to Purchaser pursuant to Section 2.2, Sellers shall notify Purchaser of such disagreement within 20 days after the receipt of such payment or notice of payment due, as applicable, specifying in detail the reasons for such disagreement and providing Sellers' calculation of the amount of such payment Sellers believe is due. If, within 30 days after the receipt by Purchaser of Sellers' notice of disagreement, Purchaser and Sellers are unable to agree upon the amount of such payment, then Sellers and Purchaser shall jointly select an independent public accounting firm, and such independent accounting firm shall determine the amount of such payment due within 30 days of the submission of the issue to such independent accounting firm. If it is necessary to engage such an independent accounting firm, the cost thereof shall be borne equally by the parties. In the event that Sellers and Purchaser are unable to agree, within ten days after such 30-day period, as to who shall serve as such independent accounting firm, then either Purchaser or Sellers shall be authorized to ask the Atlanta office of the American Arbitration Association to appoint an independent accounting firm so to determine the amount of any such payment. Any determination made by any independent accounting firm selected pursuant to this Section 5.6 shall be final, conclusive and binding upon the parties hereto.

         5.7 Expenses. Each party hereto will pay its own expenses (including attorney's fees), except as may be otherwise provided herein.

         5.8 Further Assurances. At any time and from time to time after the Closing, (i) each Seller shall, at the request of Purchaser, take any and all actions necessary to fulfill its obligations hereunder and to put Purchaser in actual possession and operating control of the Purchased Assets, and (ii) Sellers and Purchaser shall execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions as may be necessary or appropriate to effectuate, record or perfect the transfer of the Purchased Assets to

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Purchaser, free and clear of all Liens, to confirm the title of the Purchased
Assets to Purchaser, to assist Purchaser in exercising rights relating thereto, or otherwise to effectuate and consummate any of the transactions contemplated hereby.


                                   ARTICLE 6
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         At the Closing (which shall take place simultaneously with the execution and delivery of this Agreement), Sellers shall have satisfied each of the following conditions:

         6.1 Bill of Sale; Assignments; Etc. Purchaser shall have received from Sellers (i) an executed Bill of Sale and Assignment, and (ii) such other assignments and instruments of conveyance as may be necessary or appropriate to transfer the Purchased Assets to Purchaser.

         6.2 Regulatory Approvals. All necessary consents and approvals to the transactions contemplated herein by all regulatory authorities having jurisdiction over the proposed transactions shall have been received.

         6.3 Consents. There shall have been received all governmental and other consents and approvals as may be necessary or appropriate to enable the parties to consummate the transactions contemplated hereby.

         6.4 Other Documents. Sellers shall have executed such other documents and instruments as Purchaser shall have reasonably requested in connection with the consummation of the transactions contemplated hereby.


                                   ARTICLE 7
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                   OF SELLERS

         At the Closing (which shall take place simultaneously with the execution and delivery of this Agreement), Purchaser shall have satisfied each of the following conditions:

         7.1 Payment of the Purchase Price. The Closing Portion of the Purchase Price shall have been paid to Sellers in the manner described in Article I hereof.

         7.2 Assumption. Sellers shall have received from Purchaser an executed Assumption of Certain Liabilities.

         7.3 Other Documents. Purchaser shall have executed such other documents and instruments as Sellers shall have reasonably requested in connection with the consummation of the transactions contemplated hereby.

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                                   ARTICLE 8
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                               AND INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or the Other Agreements are material, have been relied upon by the other parties hereto and shall survive until the second anniversary of the Closing Date, and all covenants and agreements contained herein shall survive without limitation as to time except as may otherwise be specified herein.

         8.2 Obligation of Sellers to Indemnify. Sellers, jointly and severally, agree to pay, indemnify, defend and hold Purchaser and its officers, directors, employees, counsel, agents, Affiliates and assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection with (a) any inaccuracy in any representation or warranty made by any Seller pursuant to this Agreement or the Other Agreements, (b) any breach of any covenant or agreement made or to be performed by any Seller pursuant to this Agreement or the Other Agreements, (c) any claim by any customer party to a Purchased Contract based on or arising out of any failure by Sellers to perform Maintenance and Support Services under the Purchased Contracts during the Transition Period, and (d) any Retained Liability.

         8.3 Obligation of Purchaser to Indemnify. Purchaser agrees to pay, indemnify, defend and hold Sellers and their officers, directors, employees, counsel, agents, Affiliates and assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from or in connection with (a) any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or the Other Agreements, (b) any breach of any covenant or agreement made or to be performed by Purchaser pursuant this Agreement or the Other Agreements, and (c) any Assumed Liability.

         8.4 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3 intends to seek indemnification under such Section (the "Indemnified Party") or (b) receipt by the Indemnified Party of written or oral notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation that may result in a Loss (an "Asserted Liability"), the Indemnified Party shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Section 8.2 or Section 8.3 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or which may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Section 8.4, the Indemnified Party nonetheless shall be

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entitled to indemnification by the Indemnifying Party to the extent that the
Indemnifying Party is unable to establish that it has been prejudiced by such late receipt of the Claims Notice; provided, however, that the Indemnified Party shall not be entitled to indemnification unless the Claims Notice is delivered to the Indemnifying Party prior to compromise or payment of any Asserted Liability by the Indemnified Party.

         8.5 Opportunity to Contest. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall, within 30 days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 8.5 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Asserted Liability or consent to entry of any judgment which does not include an unconditional term releasing the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Sellers and Purchaser shall cooperate fully with each other as to all Asserted Liabilities, shall make available to each other as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Sellers and Purchaser also shall make available to each other, as reasonably requested, their personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

         8.6 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 8, the Indemnifying Party shall upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this
Article 8 in connection with such Loss.

         8.7 Indemnification Payments; Right of Offset. Subject to the terms hereof and unless contested pursuant to Section 8.5, an Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) under this Article 8 within ten days of receipt of the Claims Notice thereof and the full amount of any Loss resulting from an Asserted Liability within ten days of the date such Litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of two percent (2%) per month or the maximum amount permitted by law. In the event the Purchaser becomes entitled to any indemnification amount pursuant to this Article 8, or has any claims against Sellers for breach of any of the terms of this Agreement or any Other Agreement, then Purchaser, in addition to any other rights it might have, shall be entitled to off-set the amount of such claim for indemnification or breach from any further payments owing by Purchaser to Sellers pursuant to this Agreement or any Other Agreement; provided, however, that Purchaser shall provide Sellers with written notice of its intent to off-set any such amount and Sellers shall have ten days in which to cure the circumstances leading to Purchaser's claim of off-set to the reasonable satisfaction of Purchaser prior to Purchaser's off-set of such amount.

         8.8 Limitations on Recovery. Neither party shall make any claim against the other for indemnification under this Agreement for a breach of a representation or warranty contained in this Agreement unless and until the aggregate amount of such claims exceeds $25,000. The aggregate liability of each party hereto for breaches of representations and warranties made pursuant to this Agreement and any claims for indemnification arising under such representations and warranties shall be limited to the amount of the Purchase Price; provided, however, that this limitation shall be in no way construed to limit any remedy for fraud, willful misconduct, bad faith or any other misrepresentation. Amounts paid as indemnification for matters described in the proviso to the preceding sentence shall not be taken into account in determining the limitation on the aggregate liability under this Section.


                                   ARTICLE 9
                                   DEFINITIONS

         The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

         "Affiliate" shall mean, with respect to any Person, (i) any Person who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) who beneficially owns or holds five percent or more of any class of voting stock of such Person, and (iii) any Person who is a member of the board of directors of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, including the Schedules delivered pursuant hereto or referred to herein.

         "Assumed Liabilities" means Liabilities incurred in the ordinary course of business to be paid or performed from and after the Closing Date under or pursuant to the Purchased Contracts validly assigned to Purchaser pursuant to this Agreement.

         "Closing" means the consummation of the transactions contemplated by this Agreement and shall be deemed to have occurred upon receipt of the Closing Portion of the Purchase Price by Sellers and satisfaction or waiver of the conditions precedent contained in Articles 6 and 7.

         "Closing Date" means the date hereof.

         "Computer Software" means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto.

         "Contract" means any written or oral contract, agreement, understanding, lease, usufruct, license, commitment, arrangement, obligation, undertaking of any kind or character or other document that is binding on any Person or its assets.

         "Default" means (1) a breach of, default under, or misrepresentation in or with respect to, any Purchased Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute such a breach, default or misrepresentation, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of, or renegotiate, any Purchased Contract or to accelerate, increase, or impose any Liability under any Purchased Contract.

         "Dialer-Based Product" means a software product whose primary function is to rapidly place outbound customer calls and connect live contacts with available call center agents, while rapidly providing information screens containing transactional information to that agent.

         "Dialer-Based Computer Software" means all Computer Software owned, licensed, leased, internally developed or otherwise used in connection with Sellers' provision of Dialer-Based Products, including, without limitation, custom interfaces to Cable Data and CSG.

         "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

         "Intellectual Property" means (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) Computer Software and all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

         "Knowledge", with respect to any Person, shall mean such information either actually known by such Person or which such Person reasonably should have known. Further, with respect to any Person who is not an individual, "Knowledge" shall refer to such information known or which reasonably should have been known by any officer or director thereof.

         "Law" means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

         "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise. Without limiting the generality of the foregoing, "Liability" shall mean and include any claim made by a Person to whom any Seller may have, prior to Closing, sold or delivered goods or rendered services whether or not such Person would have the legal right validly to assert such claim against Purchaser.

         "License" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing that is binding on any Person or its assets.

         "Lien" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

         "Litigation" means any lawsuit, action, claim, arbitration or other legal proceeding (including governmental investigations or criminal prosecutions) and notices (oral or written) received, threatening or advising as to any of the foregoing proceedings.

         "Loss" means any loss, Liability, obligation, claim, demand, lawsuit, action, claim, payments, assessment, damage, including punitive, exemplary or consequential damages (including, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties, fines, and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant's fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, in each case whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

         "Maintenance and Support Revenues" means monies actually collected for maintenance and support services provided under the Purchased Contracts or any renewals thereof.

         "Maintenance and Support Services" means maintenance and support services provided under the Purchased Contracts or any renewals thereof.

         "Marketing Database" means Sellers' database (in whatever form, version or media) of prospects and leads for the sale of Dialer-Based Products, including all documentation with respect thereto.

         "Material" or "Materially" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

         "Material Adverse Change" or "Material Adverse Effect" means, with respect to any Person, any Material adverse change in or effect upon (i) the business, operations, assets, Liabilities, condition (financial or otherwise), or results of operations of such Person (ii) the ability of such Person to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (iii) the ability of such Person to perform its obligations under this Agreement or any of the Other Agreements to which it is or will be a party.

         "New Sales Revenues" means monies actually collected for sales of Purchaser's products to any customer party to a Purchased Contract.

         "Order" means any decree, injunction, judgment, order, ruling, writ, quasi judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

         "Other Agreements" means the agreements, documents, assignments and instruments to be executed and delivered by Sellers or Purchaser pursuant to this Agreement.

         "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

         "Purchased Assets" means (a) the Purchased Contracts,(b) the Marketing Database and (c) the Dialer-Based Computer Software.

         "Purchase Price" means the total consideration to be paid to Sellers by Purchaser for the purchase of the Purchased Contracts pursuant to this Agreement and which shall be calculated in accordance with Section 1.2 and paid in accordance with Section 1.3 of this Agreement.

         "Purchased Contracts" means all Contracts between any Seller and the customers listed on Schedule PC attached hereto, pursuant to which any Seller provides such customers with Dialer-Based Products (including all related arrangements for the taking and holding of customer deposits after the Closing Date and all guarantees from third parties to satisfy obligations of the customer to such Seller arising in connection with such Seller's provision of Dialer-Based Products to such customer).

         "Retained Liabilities" means any Liability of any Seller which is not an Assumed Liability. Without limiting the generality of the foregoing, "Retained Liabilities" shall mean and include: (i) any Liability for any Taxes of any Seller; (ii) any Liability under any Purchased Contract not validly assigned to Purchaser; (iii) any Liability incurred by any Seller as a result of any Default by any Seller under this Agreement or any of the Other Agreements; and (iv) any claim by any broker, finder or other Person employed or allegedly employed by any Seller in connection with the transactions contemplated by this Agreement (including, without limitation, T.V. Metz and Co.).

         "Sales Order Backlog Revenues" means monies actually collected under sales Contracts included within the Purchased Contracts.

         "Seller" or "Sellers" means Syntellect Inc., a Delaware corporation, Telecorp Systems, Inc., a Georgia corporation, and Syntellect Europe Ltd., a corporation formed under the laws of the United Kingdom.

         "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not.

         "Territory" means the entire United States.

         "Third Party" or "Third Parties" means any Person that is not Purchaser or a Seller, or an Affiliate of Purchaser or any Seller.

         "Transition Date" means October 1, 1999.

         "Transition Period" means the period from the Closing Date through and including September 30, 1999.

         "Year 2000 Compliant" means that, with regard to each product or service provided to any customer party pursuant to any Purchased Contract, provided the product or service is used in accordance with its specifications and operating instructions and has not been modified by any party except
Sellers: (i) the functionality of each product or service will not be materially adversely affected as a result of the advent of the year 2000, including leap year calculations; and (ii) each product or service will accurately calculate, compare, sequence, accept, store, retrieve, output, and otherwise process dates that are before, on, after, and spanning the year 2000, including leap years.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1     Notices.

         (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed,
(iii) sent by overnight courier service, or (iv) sent by facsimile and, in each case, addressed as follows:

                  If to Sellers:               Syntellect Inc.
                                               20401 N. 29th Avenue
                                               Suite 100
                                               Phoenix, Arizona 85027
                                               Attention: Peter Pamplin
                                               Fax: 602-789-2911

                  with copies to:              Alan J. Prince, Esq.
                                               King & Spalding
                                               191 Peachtree Street
                                               Atlanta, Georgia 30303
                                               Fax: 404-572-5100

                  If to Purchaser:             Noble Systems Corporation
                                               Suite 550
                                               4151 Ashford Dunwoody Road
                                               Atlanta, Georgia 30319-1462
                                               Attention: President
                                               Fax: 404-851-1421

                  with copies to:              Charles D. Ganz, Esq.
                                               Sutherland, Asbill & Brennan LLP
                                               999 Peachtree Street, N.E.
                                               Suite 2300
                                               Atlanta, Georgia  30309
                                               Fax:  (404) 853-8806

                  (b) All notices, requests, instructions or documents given to any party in accordance with this Section 10.1 shall be deemed to have been given (i) on the date of receipt, if delivered by hand, if sent by overnight courier service, or if sent by facsimile, or (ii) on the date that is three business days after mailing, if mailed in the manner described and addressed as set forth above.

         (c) Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this
Section 10.1.

         10.2 Entire Agreement. This Agreement, the Schedules and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

         10.3 Amendments and Waivers. This Agreement may not be amended except in writing signed by the party against whom the change is being asserted. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

         10.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective successors and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement cannot be assigned by any party without the prior written consent of the other party hereto, except by operation of law.

         10.5 Captions; References. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

         10.6 Governing Law. This Agreement has been negotiated and executed in the State of Georgia, will be substantially performed in the State of Georgia, and shall be controlled, construed and enforced in accordance with the substantive Laws of the State of Georgia, without respect to the Laws related to choice or conflicts of Laws.

         10.7 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         10.8 Severability. Should any one or more of the provisions of this Agreement (including, without limitation, the provisions of Section 5.3) be determined to be invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent such determination is reasonably likely to give rise to a Material Adverse Effect, the parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

         10.9 Remedies. Absent fraud, willful misconduct, bad faith or any other misrepresentation, the indemnification provisions contained herein shall be the exclusive remedy for any breach or violation of the agreements, covenants, obligations, representations or warranties set forth in this Agreement; provided, however, that such indemnification provisions shall not prevent any party from seeking equitable remedies (including specific performance and injunctive relief) in connection with any such breach or violation.

         10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute one and the same instrument.

         10.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Sellers, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         10.12 No Intention to Benefit Third Parties. Except as set forth in
Article 8, this Agreement is not intended to, and shall not, (i) benefit any Person other than the parties who are signatories hereto or (ii) create any third party beneficiary right in any Person.

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                   SYNTELLECT:

                                   SYNTELLECT INC.



                                   By:
                                     -----------------------------
                                   Name:
                                     -----------------------------
                                   Title:
                                     -----------------------------

                                   TELECORP:

                                   TELECORP SYSTEMS, INC.


                                   By:
                                     -----------------------------
                                   Name:
                                     -----------------------------
                                   Title:
                                       ---------------------------


                                   PURCHASER:

                                   NOBLE SYSTEMS CORPORATION


                                   By:
                                     -----------------------------
                                            James K. Noble, Jr.
                                            President

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                           SYNTELLECT EUROPE:

                           SYNTELLECT EUROPE LTD.


                By:_____________________________________
                Name:___________________________________
                Title:____________________________________

                                LIST OF SCHEDULES
                                -----------------

SCHEDULE                         TITLE
--------                         -----

1.3                              Customer Deposits and Prepayments

3.7                              Disputes and Disagreements

PC                               Purchased Contracts and Purchased
                                 Contracts Not Assignable Without
                                 Consent